Exhibit 99.1

NGP Capital Resources Company
Announces Portfolio Investment

Houston (PRIME NEWSWIRE) - March 27, 2007 - NGP Capital Resources Company (NASDAQ: NGPC) (“the Company”) today announced that it has closed a $60 million Senior Secured Credit Facility (the “Facility”) with Tammany Oil & Gas LLC, a private company based in Houston, Texas. NGPC acted as agent and sole lender for the Facility. Initial availability under the Facility is $30 million with approximately $17.2 million funded at closing. The Facility is secured by first liens on substantially all of Tammany’s assets. As partial consideration for providing the Facility, NGPC received an overriding royalty interest in most of Tammany’s properties.

Proceeds from the Facility will be used by Tammany to refinance existing indebtedness, acquire and develop additional oil and gas properties and fund capital expenditures. Tammany is an oil and gas producer with interests in production located in the state and federal waters of Louisiana and Texas. Tammany recently acquired a 50% working interest and operations in High Island 24-L, offshore Texas, which it intends to develop with a variety of projects funded by the Facility.

Following this transaction, NGPC has committed and made available approximately $275 million to sixteen portfolio companies, of which approximately $229 million is currently outstanding.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management.  NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), Larry Tharp (ltharp@ngpcrc.com) or Dan Schockling (dschockling@ngpcrc.com), 713-752-0062.

INVESTOR RELATIONS CONTACT: Steve Gardner (investor_relations@ngpcrc.com), 713-752-0062.